Exhibit 99.1

Omega Protein Announces Response Plan

for Gulf of Mexico Oil Spill

HOUSTON, April 29, 2010 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported that it has implemented an Incident Response Plan for its Moss Point, Mississippi facility to minimize effects from the oil spill caused by the recent Deepwater Horizon oil rig explosion. This plan is intended to minimize vessel downtime and business interruptions.

Despite initial information that indicated that the oil spill would not affect its operations, the Company currently believes that the oil slick temporarily could have an adverse effect on its ability to operate in the fishing grounds east of the Mississippi River Delta, near its Moss Point facility.

Therefore, effective April 30, 2010, Omega Protein will relocate its nine Moss Point fishing vessels and three carry vessels to fishing grounds on the west side of the Mississippi River Delta. This relocation is expected to last up to four weeks, but may change depending on future developments.

The docking and re-supply areas for the Moss Point fleet will be relocated from Moss Point to the Company-owned facility at Morgan City. The Company’s Abbeville, Louisiana facility also will be available to provide support as needed.

The Company will offload fish from its Moss Point fleet with its carry vessels and process those fish in its usual manner at its Moss Point facility. If access to the Moss Point facility should become restricted, then the Company’s carry vessels will offload fish at the Company’s Abbeville and Cameron, Louisiana locations, which are unaffected by the oil spill. The Company cannot predict what effect this response plan or oil spill will have on its fish catch or processing efficiency.

The Company does not believe that the Gulf Coast menhaden fishery will be affected by any contamination from the oil spill, and is confident that its stringent quality control protocols will continue to ensure the high quality of its products. Omega Protein pledges that regardless of the oil spill’s impact, the high quality of its fish meal and fish oil products will not be compromised.

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the effect of the oil spill on the Company’s operations, both short-term and long-term, (2) the effect of government intervention in connection with the oil spill, including without limitation, any restrictions that may be imposed on navigation and access to the Company’s facilities, (3) the disruption and bottlenecks caused by the Company’s response plan on its operations, and (4) the effect of the oil spill, short-term and long-term, on the menhaden fishery. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice and the Company undertakes no obligation to update such information.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com